UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/05/2012

Genesee & Wyoming Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31456

Delaware	06-0984624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

66 Field Point Road
Greenwich, CT 06830
(Address of principal executive offices, including zip code)

203-629-3722
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Genesee & Wyoming Inc. (the "Company") filed a Current Report on Form 8-K on June 8, 2012 (the "Original Report") regarding the Company's announcement that David A. Brown had been named as the successor to the Company's current Chief Operating Officer, James W. Benz. Mr. Brown's compensation arrangements were also summarized in the Original Report.

The Company is filing this amendment to the Original Report to supplement the description of the compensation arrangements set forth therein. On July 30, 2012 the Compensation Committee of the Board of Directors of the Company approved the entry by the Company into a continuity agreement with Mr. Brown substantially in the form of the Executive Continuity Agreement listed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Mr. Brown's continuity agreement provides that upon termination of his employment without cause or resignation for good reason within two years following a change of control, he will receive a cash severance amount equal to two times the sum of his current salary plus target annual incentive compensation for that year plus his accrued but unpaid base salary and annual incentive compensation. Mr. Brown is not provided a conditional payment of resulting excise tax for excess parachute payments and related income tax but is entitled to receive the greater of the after-tax change of control payment, including his payment of the 20% excise tax for excess parachute payments, or the after tax safe harbor limit less one dollar. The other terms of Mr. Brown's continuity agreement are as described in the Company's Definitive Proxy Statement on Schedule 14A filed on April 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

Date: August 01, 2012	By:	/s/ Allison M. Fergus
Allison M. Fergus
General Counsel and Secretary